Exhibit 99.1

Jasper Therapeutics Reports Second Quarter 2025 Financial Results and Provides Corporate Update

REDWOOD CITY, Calif., August 13, 2025 (GLOBE NEWSWIRE) – Jasper Therapeutics, Inc. (Nasdaq: JSPR) (Jasper), a clinical stage biotechnology company focused on development of briquilimab, a novel antibody therapy targeting c-Kit (CD117) to address mast cell driven diseases such as chronic spontaneous urticaria (CSU), chronic inducible urticaria (CIndU) and asthma, today reported results for the fiscal quarter ended June 30, 2025 and provided a corporate update.

“The compelling results we are generating in both CSU and CIndU continue to reinforce our belief that briquilimab has the potential to be a highly differentiated therapy in mast cell-driven diseases,” said Ronald Martell, President and Chief Executive Officer of Jasper. “We continue to generate strong data, with briquilimab driving complete responses in 89% of patients across the 240 mg and 360 mg single-dose cohorts in the BEACON study in CSU, 73% of CSU patients at 12 weeks in the open-label extension dosed at 180mg Q8W , and 92% of CIndU patients in the 180mg SPOTLIGHT cohort. With the favorable safety and tolerability profile we continue to observe, we believe briquilimab has the potential to be an important treatment option in chronic urticarias, and we remain well-positioned to deliver multiple catalysts over the coming quarters, which we believe can drive meaningful benefits for patients and long-term value for stockholders.”

“Our investigation into the 240mg Q8W and the 240mg/180mg Q8W cohorts of the BEACON study, which did not demonstrate the rapid onset and deep symptom control at levels we have observed in previous cohorts at varying dose levels, remains ongoing,” said Daniel Adelman, M.D., Interim Chief Medical Officer of Jasper. “We are pursuing a number of avenues of investigation and expect to provide an update on the status of the investigation later this year. Meanwhile, the lack of any observed dose-limiting safety signals in these two cohorts enables us to also proceed with redosing those patients with drug product from a different lot, as well as enrolling an additional 10-12 new patients across those cohorts. We plan to report data from both the new patients added and the redosed patients in late 2025.”

Highlights for Second Quarter 2025 and Recent Weeks

●	Presented updated data from the BEACON Phase 1b/2a of subcutaneous briquilimab in adult participants with CSU, as well as from CSU patients in the related open-label extension study, both of which demonstrated robust efficacy:

o	89% (8 of 9) of participants in the 240mg and 360mg single-dose cohorts achieved complete response (UAS7=0) following a single dose, with 7 of those patients achieving an initial clinical response by week 2.

o	73% (8 of 11) patients in the open-label extension study at 180 mg Q8W maintained a complete response at 12 weeks, and 82% of patients (9 of 11) demonstrated well-controlled disease at 12 weeks.

o	Data from an additional 10-12 new patients being enrolled across the 240mg Q8W and the 240mg/180mg Q8W BEACON cohorts as well as additional data from the open-label extension study are anticipated later this year.

o	Briquilimab continued to be well-tolerated with no dose limiting toxicities observed, and any safety observations potentially related to KIT blockade were infrequent and generally limited to low grade events, none of which resulted in discontinuations or dose delays and the majority of which resolved during repeat dosing.

●	Commenced an investigation to identify the root cause of an atypical absence of UAS7 reduction in 11 of the 13 patients enrolled in the 240mg Q8W and 240mg/180mg Q8W cohorts of the BEACON study. Among other factors being examined, Jasper is assessing potential product lot variability in one lot of drug product first introduced into the BEACON study in those two cohorts, as all 10 patients dosed with drug supply from that lot failed to show reductions in their reported UAS7 scores. Jasper expects to complete the investigation in the second half of 2025, and in the near-term has provided new clinical drug supply from a different lot for ongoing dosing of existing patients, and is enrolling an additional 10-12 new patients in aggregate across those two cohorts. Jasper expects that the additional data on these cohorts, expected to be reported in late 2025, should be adequate to complete dose selection for the planned Phase 2b CSU study, which is now expected to commence mid-2026.

●	Presented data from the 180mg cohort in the SPOTLIGHT study demonstrating 92% (11 of 12) complete response rate, 100% (12 of 12) clinical response, no serious or grade or higher adverse events, and a rapid onset of action with responses observed as early as one week-post treatment.

●	Implemented a corporate restructuring, including a workforce reduction of approximately 50%, to focus resources on its urticaria programs and preserve capital. As part of the reorganization, Dr. Edwin Tucker stepped down as Chief Medical Officer effective August 1, 2025. He was succeeded in an interim capacity by Dr. Adelman, a member of Jasper’s scientific advisory board and an industry veteran with a strong track record of advancing therapies for allergy and immunology indications.

●	Halted its non-mast cell focused clinical and preclinical programs, including ongoing investigator sponsored trials and the SCID clinical program, to concentrate fully on briquilimab development in mast-cell driven diseases such as CSU and CIndU. Jasper also halted enrollment in the ETESIAN study in asthma and expects to report data from that study, as well as determine next steps in asthma, once the investigation into the anomalous BEACON cohorts is completed, which is expected to be in the second half of 2025.

Second Quarter Fiscal 2025 Financial Results

●	Cash and cash equivalents as of June 30, 2025, totaled $39.5 million.

●	Research and development expense for the three months ended June 30, 2025, was $21.2 million.

●	General and administrative expense for the three months ended June 30, 2025, was $5.9 million.

●	Jasper reported a net loss of $26.7 million, or basic and diluted net loss per share attributable to common stockholders of $1.74 for the three months ended June 30, 2025.

About Jasper

Jasper is a clinical-stage biotechnology company focused on developing briquilimab as a therapeutic for chronic mast cell diseases. Briquilimab is a targeted aglycosylated monoclonal antibody that blocks stem cell factor from binding to the cell-surface receptor KIT, thereby inhibiting signaling through the receptor. This inhibition disrupts the critical survival signal, leading to the depletion of the mast cells via apoptosis which removes the underlying source of the inflammatory response in mast cell driven diseases such as chronic urticaria and asthma. Jasper is currently conducting clinical studies of briquilimab as a treatment in patients with CSU, CIndU, and asthma. Briquilimab has a demonstrated efficacy and safety profile in patients and healthy volunteers, with positive clinical outcomes in both CSU and CIndU. For more information, please visit us at www.jaspertx.com.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding briquilimab’s potential, including with respect to its potential in mast cell driven diseases such as CSU and CIndU, its potential to be a highly differentiated therapy in mast cell-driven diseases, its potential to be an important treatment option in chronic urticarias; Jasper’s ability to deliver multiple catalysts over the coming quarters, and the possibility such catalysts may drive meaningful benefits for patients and long term value for stockholders; Jasper’s focus of its resources on the development of briquilimab in mast-cell driven diseases such as CSU and CIndU, including halting its other clinical and preclinical programs; the expected timing of announcing additional data from the BEACON and ETESIAN studies; the expected timing for initiating the planned Phase 2b CSU study; and the expected timing for completing the investigation regarding an atypical lack of UAS7 reduction in certain cohorts and for providing an update on such investigation. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Jasper and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Many actual events and circumstances are beyond the control of Jasper. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions; the risk that the potential product candidates that Jasper develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; the risk that prior test, study and trial results may not be replicated in continuing or future studies and trials; the risk that Jasper’s investigation into the drug product lot may be inconclusive or may not lead to the anticipated conclusion; the risk that Jasper may be unable to raise capital to continue its operations and continue the BEACON study; the risk that Jasper will be unable to successfully market or gain market acceptance of its product candidates; the risk that prior study results may not be replicated; the risk that Jasper’s product candidates may not be beneficial to patients or successfully commercialized; patients’ willingness to try new therapies and the willingness of physicians to prescribe these therapies; the effects of competition on Jasper’s business; the risk that third parties on which Jasper depends for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily; the risk that Jasper’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics; the risk that Jasper will be unable to obtain and maintain sufficient intellectual property protection for its investigational products or will infringe the intellectual property protection of others; and other risks and uncertainties indicated from time to time in Jasper’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or Jasper’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While Jasper may elect to update these forward-looking statements at some point in the future, Jasper specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Jasper’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

Alex Gray (investors)
Jasper Therapeutics
650-549-1454
agray@jaspertx.com

Joyce Allaire (investors)
LifeSci Advisors
617-435-6602
jallaire@lifesciadvisors.com

Molly Devlin (media)
Real Chemistry
443-416-6675
mdevlin@realchemistry.com

JASPER THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses
Research and development(1)	$21,196	$11,296	$37,353	$21,594
General and administrative(1)	5,880	4,697	11,525	9,471
Total operating expenses	27,076	15,993	48,878	31,065
Loss from operations	(27,076)	(15,993)	(48,878)	(31,065)
Interest income	437	1,450	1,061	2,836
Other expense, net	(84)	(40)	(147)	(82)
Total other income, net	353	1,410	914	2,754
Net loss and comprehensive loss	$(26,723)	$(14,583)	$(47,964)	$(28,311)
Net loss per share attributable to common stockholders, basic and diluted	$(1.74)	$(0.97)	$(3.16)	$(2.00)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,333,962	14,986,367	15,178,904	14,160,634

(1)	Amounts include non-cash stock based compensation expense as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Research and development	$1,274	$1,009	$2,514	$1,829
General and administrative	543	473	1,114	822
Total	$1,817	$1,482	$3,628	$2,651

JASPER THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
Assets	2025	2024
Current assets:
Cash and cash equivalents	$39,510	$71,637
Prepaid expenses and other current assets	3,456	4,174
Total current assets	42,966	75,811
Property and equipment, net	1,331	1,875
Operating lease right-of-use assets	1,560	976
Restricted cash	417	417
Other non-current assets	192	820
Total assets	$46,466	$79,899

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,034	$4,027
Current portion of operating lease liabilities	1,954	1,089
Accrued expenses and other current liabilities	10,512	10,121
Total current liabilities	20,500	15,237
Non-current portion of operating lease liabilities	201	724
Other non-current liabilities	2,264	2,264
Total liabilities	22,965	18,225

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	312,332	302,541
Accumulated deficit	(288,833)	(240,869)
Total stockholders’ equity	23,501	61,674
Total liabilities and stockholders’ equity	$46,466	$79,899

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